Exhibit 10.9

AGREEMENT

This agreement (the Agreement”) is entered into as of the 19th day of February between Mr. Nadim Qureshi (“Director”) and International Seaways, Inc., a corporation incorporated under the laws of the Republic of the Marshall Islands (the "Company"):

1.

Director agrees that effective February 19, 2024 (the “Resignation Date”), he shall resign from all positions he holds as a member of the Company’s Board of Directors (the “Board”), including the Human Resources and Compensation Committee of the Board.

2.

In recognition of his contributions made to date on behalf of the Company and in consideration for the covenants set forth herein, promptly following the Resignation Date, the Company will deliver to Director (via an early vesting of an outstanding restricted stock grant made on June 20, 2023) 2,635 shares of common stock of the Company (“Shares”). The Company and Director agree that the Company shall have no obligation with respect to payment of any taxes that may be owed by Director as a result of such share delivery. In addition, the Company acknowledges that it will not seek reimbursement of any advance director fees paid to Director in respect of any period following the Resignation Date. The Company shall take such actions as may be necessary to permit sales by Director of shares owned by him pursuant to Rule 144 to permit such sales to occur as promptly as reasonably practical following the Resignation Date and in any event no later than five business days following the filing of the Company’s Form 10-K for the year ended December 31, 2023; provided, that if Director is in possession of material non-public information, no sales shall be undertaken.

3.

Director agrees that during the period from the Resignation Date through the date that is one calendar year after the Resignation Date (the “Non-Competition Period”), he shall not, as an employee, officer, director, shareholder (other than an owner of 1% or less of the outstanding shares of any company), consultant, partner or in any other capacity, engage anywhere in the world in any employment, business, or activity that is an any way competitive with the crude and/or product tanker business of the Company and/or its subsidiaries (including Lightering LLC), nor shall Director assist any other person or organization in competing with the Company and/or its subsidiaries or in preparing to engage in competition with the Company and/or its subsidiaries. In addition, during the Non-Competition Period and for an additional period of one year thereafter, Director shall not, directly or indirectly, solicit any employees of the Company or retain the services of such employees, on his own behalf or on behalf of any third party. Director agrees that the foregoing restrictions are reasonable in light of Director’s knowledge and experience with the Company and that such restrictions will not inhibit Director from earning a livelihood during the Non-Competition Period.

4.

Director acknowledges that during his service as a director of the Board, he has been privy to “Proprietary Information” (as defined below) relating to the Company, its business, potential business or that of its clients or its or their affiliates. “Proprietary Information” means all information, whether or not in writing, concerning  business, business relationships or financial affairs of the Company or its subsidiaries which has not entered the public domain (other than by Director’s unauthorized disclosure), and includes (i) corporate information, including trade secrets, know-how, plans, strategies, methods, contracts, policies, resolutions, negotiations or litigation; (ii) marketing information, including development plans and opportunities, strategies, methods, pricing policies, market analyses or projections; (iii) financial information, including cost and performance data, debt arrangements, equity structure, investors and holdings, purchasing and sales data and price lists; (iv) operational and technological information, including plans, specifications, manuals, forms, templates, software, designs, methods, procedures, diagrams, schematics, notes, data, inventions, improvements, concepts and ideas; and (v) personnel information, including personnel lists, reporting or organizational structure, resumes, personnel data, compensation structure, performance evaluations and termination arrangements or documents.

With respect to the Proprietary Information of the Company, Director agrees that he will:

(a)

safeguard Proprietary Information by all reasonable steps and abide by all policies and procedures of the Company regarding storage, copying, destroying, publication or posting, or handling of Proprietary Information, in whatever medium or format that Proprietary Information takes; and

(b)

not disclose Proprietary Information at any time except if required to do so by a court of law, by any governmental agency or by any administrative or legislative body (including a committee thereof) with apparent jurisdiction to order Director to divulge, disclose or make accessible such information. Director agrees to provide the Company with advance written notice of any disclosure pursuant to the preceding sentence and to cooperate with any efforts by the Company to limit the extent of such disclosure. Notwithstanding the foregoing or anything else contained herein to the contrary, this Agreement shall not preclude Director from disclosing Proprietary Information to a governmental body or agency or to a court if and to the extent that a restriction on such disclosure would limit Director from exercising any protected right afforded Director under applicable law; and

5.

Director covenants that he has returned to the Company all materials containing and/or relating to Proprietary Information and does not possess any copies or reproductions of non-public correspondence, memoranda, reports, notebooks, databases, diskettes, or other documents or electronically stored information of any kind relating in any way to the business, potential business or affairs of the Company and/or its subsidiaries.

6.

The covenants and restrictions set forth in this Agreement are in addition to, rather than in substitution of, any other similar covenants or restrictions Director may be subject to under law or pursuant to any other agreement between Director and the Company.

7.

Should a court determine that Director has engaged in or performed, or threatened to engage in or performed, either directly or indirectly, any of the acts prohibited by this Agreement, it is agreed that the Company shall be entitled to full injunctive relief, to be issued by any competent court of equity, enjoining and restraining Director and each and every other person, firm, organization, association, or corporation concerned therein, from the continuance of such violative acts. The foregoing remedy available to the Company shall not be deemed to limit or prevent the exercise by the Company of any or all further rights and remedies which may be available to the Company hereunder or at law or in equity.

8.

Director agrees at the Company’s request to reasonably cooperate upon advance written notice, by, at mutually agreeable times, providing truthful information, documents and testimony, in any Company investigation, litigation, arbitration, or regulatory proceeding regarding events that occurred during Director’s service with the Company.

9.

This Agreement shall be governed by the laws of the State of New York without regard to the conflict of laws principles. The parties hereto agree that venue for any dispute regarding this Agreement shall be the federal and state courts located in New York County, New York. The parties also agree that if one or more provisions of this Agreement is/are held to be illegal or unenforceable under applicable New York law, such illegal or unenforceable provisions(s) shall be limited to or excluded from this Agreement to the minimum extent required so that this Agreement shall otherwise remain in full force and effect and enforceable in accordance with its terms.

10.

This Agreement shall be binding upon and shall inure to the benefit of Director and Director’s heirs, executors, administrators, beneficiaries and assigns and shall be binding upon and shall inure to the benefit of the Company and its successors and assigns.

11.

This Agreement represents the entire agreement between Director and the Company with respect to the subject matter hereof and supersedes any all prior agreements, written or oral, concerning the matters addressed herein.

12.

This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. Counterpart signature pages to this Agreement transmitted by facsimile transmission, by electronic mail in portable document format (.pdf), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing an original signature.

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby as of the Resignation Date, have executed this Agreement as of the date first above written.

DIRECTOR

By:	/ s/ Nadim Qureshi
Name:	Nadim Qureshi

INTERNATIONAL SEAWAYS, INC.

By:	/s/ James D. Small III
Name:	James D. Small III
Title:	Chief Administrative Officer